UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 27, 2014

 EXPRESS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34742	26-2828128
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Express Drive Columbus, Ohio	43230
(Address of principal executive offices)	(Zip Code)
(614) 474-4001
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Conditional Notice of Redemption of Senior Notes
On March 27, 2014, Express, LLC, a Delaware limited liability company (“Express”), and Express Finance Corp., a Delaware corporation (“Express Finance,” and together with Express, the “Issuers”), sent a conditional redemption notice to U.S. Bank National Association (the "Trustee"), for all of the Issuers’ outstanding 8.750% Senior Notes due 2018 (CUSIP No. 30218A AB8), originally issued on March 5, 2010 (the “2018 Notes”), at a redemption price of 104.375% of the principal amount or $1,043.75 per $1,000.00 principal amount thereof (the “Redemption Price”), plus accrued and unpaid interest to but not including the redemption date of April 28, 2014 (as such date may be extended).  Upon completion of the redemption, no 2018 Notes will remain outstanding.
The redemption is subject to and conditioned upon the completion of and receipt of sufficient net proceeds from a new term loan on terms and conditions acceptable to the Issuers (the “Term Loan”) to permit the Issuers to deposit, prior to 10:00 a.m. Eastern Time on the redemption date, money sufficient to pay the Redemption Price.  In the discretion of the Issuers, the redemption date may be delayed until such time as the Term Loan has closed, or the redemption may not occur and the conditional notice may be rescinded, in the event the Term Loan is not closed by the original redemption date or the delayed redemption date, if applicable.
A copy of the conditional notice of redemption is attached to this current report as Exhibit 99.1 and is incorporated herein by reference.
Annual Meeting

Express, Inc. will hold its 2014 annual meeting of stockholders on June 12, 2014.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

99.1	Conditional Notice of Redemption of 8.750% Senior Notes due 2018.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXPRESS, INC.
Date: March 28, 2014	By	/s/ Lacey J. Bundy
Lacey J. Bundy
Senior Vice President, General Counsel & Secretary